Russell J. Riopelle
Chief Financial Officer

Sent Via Facsimile, Fax # (617) 476-9576

June 5, 2006

Kate Pascuzzi
Fidelity Management & Research
Investment Proxy Research
19 Congress Street, C8A
Boston, MA 02109

Dear Ms. Pascuzzi:

Upon Fidelity’s review of our 2006 Incentive Award Plan, you communicated to us the following concerns:

Under section 1.2 it seems that the board retains the authority to make discretionary awards to non-employee directors. Fidelity guidelines require that all discretionary awards to non-employee directors be administered by an independent committee of the board, such as the compensation committee.

Under section 8.4 the plan grants full-value awards with minimum vesting periods which fall in line with Fidelity’s guidelines. However, it seems that the administrator may remove the applicable vesting periods at its discretion. Fidelity looks to make sure that vesting periods cannot be waived on a discretionary basis except in the case of death, disability, retirement, or change in control.

Finally, section 10 of the plan seems to permit the administrator to grant unrestricted full-value awards. Our guidelines look for vesting periods to be set at a minimum 1-year restriction on performance-based awards and a minimum 3-year restriction on tenure-based awards. If Cherokee wishes to retain vesting discretion, Fidelity asks that the number of shares qualifying for such treatment be limited to 5% or less of the shares authorized under the plan.

Fidelity may be able to support the plan if we receive a written commitment that a recommendation will be made to the board that the plan be amended to address each of our concerns. We would ask that this recommendation be made at a regularly scheduled meeting of the board during the next fiscal year. With regard to Cherokee, we are looking for a letter of commitment that management recommend the board adopt the following amendments to the plan:

1)    that an independent committee of the board grant all discretionary awards to non-employee directors; and

2)    that shares granted not in accordance with Fidelity’s abovementioned vesting policy be limited to less than 5% of the shares authorized under the plan; and

3)    that the committee not be able to waive such vesting periods except in the case of death, disability, retirement or change in control.

As a consequence of your concerns, our management will make a formal recommendation to the board within the next fiscal year stating that we recommend the board adopt the following amendments to our 2006 Incentive Plan:

1)    That an independent committee of the board grant all discretionary awards to non-employee directors; and

2)    That shares granted not in accordance with Fidelity’s abovementioned vesting policy be limited to less than 5% of the shares authorized under the plan; and

3)    That the committee not be able to waive such vesting periods except in the case of death, disability, retirement or change in control.

Should you have any questions or need anything else, do not hesitate to contact me at extension 325.

Very truly yours,
Cherokee Inc.

/s/ Russell J. Riopelle
Russell J. Riopelle
Chief Financial Officer